Exhibit 10.64

Headquarters
13880 Dulles Corner Lane
Herndon, VA 20171 - 4600

703.734.8606
800.456.2009
703.734.0346 FAX

CONFIDENTIAL

April 7, 2011

Mr. Richard P. Lowrey

[Address]

[City, State, Zip Code]

Re:	Separation Agreement and Release

Dear Rick:

This is to confirm our agreement with respect to your resignation from Deltek, Inc. (“Deltek” or the “Company”). This Separation Agreement and Release Letter (“Separation and Release”) explains in detail both your rights and obligations and those of Deltek in connection with the end of your employment relationship with Deltek and its subsidiaries.

Employment Separation

Deltek and you entered into an Employment Letter, dated May 2, 2007 (the “Employment Letter”), a copy of which is attached as Attachment 1. By signing this Separation and Release, you agree, subject to Deltek’s agreements herein and compliance with this Separation and Release, to waive any and all rights or entitlements to the benefits set forth in the Employment Letter regarding severance payments and other benefits upon the termination of your employment.

You and Deltek mutually agree that, effective as of April 1, 2011 (the “Resignation Date”) you have resigned as Executive Vice President, Deltek Engineering of Deltek. Between April 1, 2011 and April 1, 2012 (the “Termination Date”), you will be available as an employee to provide transitional services to Deltek and support any successor(s) to your position. Except as described above, you will be excused from reporting to work from the Resignation Date through the Termination Date, and you may obtain employment with an additional employer at any time following the Resignation Date, provided that such employment does not violate the terms of the Employment Agreement (as defined below). You and Deltek further mutually agree that your employment with Deltek will end effective on the Termination Date. Thereafter, you will no longer be an employee of Deltek.

Deltek will pay you all earned and unpaid salary as of the Resignation Date, together with any accrued and untaken vacation pay, less applicable withholding taxes required by law. Deltek will also reimburse you for any non-reimbursed reasonable business expenses you incurred on or prior to the Resignation Date.

In lieu of salary, bonus or other benefits between the Resignation Date and the Termination Date, and in consideration of your timely execution and compliance (other than immaterial noncompliance that is cured with 10 days of written notice from the Company) with the terms of the Separation and Release, the Waiver and Release of Claims attached as Attachment 2 to this Agreement (the “Waiver and Release”), and the Confidential Information, Intellectual Property, and Non-Competition Agreement attached as Attachment 3 to this Agreement (the “Employee Agreement”), you will receive the following:

(a)	Payment of your current base salary as of April 1, 2011 for 12 months thereafter, such payments to be received in accordance with Deltek’s regular payroll schedule.

(b)	Payment of your Q1 2011 EICP bonus at the Company-wide payout rate and assuming a 100% rating for the personal performance element of the EICP calculation, such cash bonus to be paid at the same time as the Company makes its Company-wide EICP payment to all Executive Team members.

(c)	Payment of your Q2 2011, Q3 2011, Q4 2011 and Q1 2012 EICP bonuses at 100% of your bonus target, such cash bonuses to be paid in equal increments on July 1, 2011, October 1, 2011, January 1, 2012 and April 1, 2012, respectively.

(d)	The Company will continue your coverage under the Company’s group employee medical and dental benefit plans at the active-employee premium rate until the earlier of (i) 12 months following the Resignation Date or (ii) such time as you become eligible for group insurance benefits from another employer.

(e)	Deltek will provide you with outplacement services with Right Management, subject to a maximum amount of $15,000. Further information on these services will be provided to you by Human Resources. You must engage with such services provider within 60 days of your Resignation Date to use these services.

Notwithstanding that your employment is “at will,” you will receive the payments and benefits specified in (a) – (e) above if the Company terminates your employment prior to the Termination Date other than as a result of your breach of this Separation and Release, the Waiver and Release or the Employee Agreement.

You understand that you have an obligation to inform Deltek if you receive group health coverage from another employer after the Termination Date and that you may not increase the number of your designated dependents, if any, during this time unless you do so at your own expense. Deltek will provide you with a benefits packet containing information on your COBRA rights and conversion to a direct pay plan following the Termination Date. Please call Holly Kortright, Senior Vice President, Human Resources, if you have any questions about COBRA conversion. Additionally, please keep Human Resources informed of any address changes in case Deltek needs to mail correspondence to your attention.

Released Claims

In consideration of the foregoing, you and Deltek, by signing below, further agree to the Waiver and Release, and you agree to execute the Waiver and Release as of the date of this Separation and Release.

Enforcement of this Separation and Release

Any proceeding arising out of or relating to this Separation and Release shall be brought in the courts of the Commonwealth of Virginia, Fairfax County, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Virginia, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Separation and Release in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained for agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in this paragraph may be served on any party anywhere in the world.

EACH PARTY WAIVES ANY RIGHT TO A TRIAL JURY, TO THE EXTENT LAWFUL, AND AGREES THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS SEPARATION AND RELEASE OR ANY MATTER CONTEMPLATED BY THIS SEPARATION AND RELEASE.

The preceding paragraph notwithstanding, the parties also agree that if any suit, affirmative defense, or counterclaim is brought to enforce the provisions of this Separation and Release, with the exception of a claim brought by you as to the validity of this Separation and Release under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

Miscellaneous

You agree to promptly return any Deltek property in your possession to me.

You acknowledge and agree that if Section 409A of the Internal Revenue Code of 1986, as amended, would cause the imposition of an excise tax on the salary payments if paid as described above, then the portion of the salary payments that may be paid (in whole or in part) as described above without the imposition of the excise tax shall be paid as described above, and the remaining portion of the salary payments shall be made at such time as the excise tax would not be imposed but for the application of Section 409A.

You acknowledge and agree that any unvested stock options and any unvested restricted stock granted or awarded to you by Deltek will cease vesting on the Termination Date and will be forfeited. Any vested stock options granted pursuant to Deltek’s 2005 Stock Option Plan remain exercisable for a period of 180 days starting on the Termination Date. Any vested options granted pursuant to Deltek’s 2007 Stock Incentive and Award Plan remain exercisable for a period of 45 days starting on the Termination Date. Any vested restricted stock may be sold at any time, and there are no time restrictions on the sale of such stock.

You further agree to refrain from making any disparaging or derogatory remarks regarding Deltek, its products, its services or its employees. Deltek agrees to refrain from making any disparaging or derogatory remarks about you.

This Separation and Release constitutes the entire agreement between you and Deltek with respect to any matters referred to in this Separation and Release. This Separation and Release supersedes any and all of the other agreements between you and Deltek. No other consideration, agreements, representations, oral statements, understandings or course of conduct that is not expressly set forth in this Separation and Release shall be implied or is binding. By signing below, you acknowledge that you understand and agree that this Separation and Release shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either you or Deltek. You also agree that if any provision of this Separation and Release is deemed invalid, the remaining provisions will still be given full force and effect. The terms and conditions of this Separation and Release will be interpreted and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflict of law principles of the Commonwealth of Virginia.

Prior to the execution of this Separation and Release, you have apprised yourself of sufficient relevant information in order that you might intelligently exercise your own judgment. Deltek has informed you in writing to consult an attorney before signing this Separation and Release, if you wish. You have informed Deltek that you have, in fact, consulted with an attorney before signing this Separation and release. Deltek has also given you at least 21 days in which to consider this Separation and Release, if you wish. You also understand that for a period of seven (7) days after you sign this Separation and Release, you may revoke this Separation and Release, and that the Separation and Release shall not become effective until seven (7) days from the date of your signature.

You acknowledge that you have read this Separation and Release and understand all of its terms. You further acknowledge and agree that this Separation and Release is executed voluntarily and with full knowledge of its legal significance.

You expressly agree that this Separation and Release becomes effective upon your timely signing of this Separation and Release. You further expressly agree to re-execute this Separation and Release on the Termination Date, and you acknowledge that Deltek’s obligations under this Separation and Release shall be contingent on your re-execution of this Separation and Release.

Finally, you agree that you will not disclose voluntarily or allow anyone else to disclose the existence, reason for or contents of this Separation and Release without Deltek’s prior written consent. Notwithstanding this provision, you are authorized to disclose this Separation and Release to your spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Separation and Release in strictest confidence. You are further authorized to make appropriate disclosures as required by law, provided that you notify Deltek in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure. You further acknowledge that Deltek may disclose the existence, reason for or contents of this Separation and Release (i) on a confidential basis to its directors, officers, employees, advisors and agents who need to know such information for purposes of advising, directing or managing Deltek or (ii) if it is required to do so by law, including, but not limited to, the Federal securities laws.

/s/ Holly C. Kortright	Dated:	04/07/2011
Holly Kortright
Senior Vice President, Human Resources
Deltek, Inc.

Acceptance of Separation and Release

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE SEPARATION AND RELEASE IN EXCHANGE FOR THE BENEFITS AND CONSIDERATIONS PROVIDED IN THE SEPARATION AND RELEASE.

/s/ Richard P. Lowrey	Dated:	04/07/2011
Richard P. Lowrey